                                                                 EXHIBIT 10.52


                              CONSULTING AGREEMENT


     This Consulting Agreement ("Agreement") is entered into by and between William Matthews, Ph.D. ("Matthews") and Deltagen, Inc., a Delaware corporation ("Deltagen") (together the "Parties") as of the Effective Date of the Transition Agreement and Release by and between Matthews and Deltagen, dated January 17, 2003 (the "Transition Agreement and Release").


                                    RECITALS

     Matthews' employment as Chief Executive Officer ("CEO") of Deltagen has terminated on the Separation Date pursuant to Section 1(a) of the Transition Agreement and Release, and Deltagen desires, subject to the terms hereof, to retain Matthews' services to assist in the transition of his duties as CEO and to assist in the defense of certain actions now pending and certain actions which may be brought in the future by any third party against Deltagen and to provide such other consulting services as may be reasonably requested by the Deltagen's Board of Directors or its Chief Executive Officer.

     1. Consulting Services.

     Pursuant to this Agreement:

               (a) Matthews shall assist Deltagen (i) in all matters relating to the winding up of work pending at the time of his separation from Deltagen and the orderly transfer of Matthews' prior responsibilities to other person(s) for a total of up to ninety (90) days (or the equivalent thereof in working hours) ("Transition Services"), (b) in the vigorous defense of any action brought by any third party against Deltagen or its affiliates that relates in any way to Matthews' acts or omissions while he was employed by Deltagen or in the vigorous defense of any action brought by any third party relating to litigation or claims pending against Deltagen or its affiliates at the time of his separation from Deltagen ("Litigation Services") and (c) any other consulting services reasonably requested during the term of this Agreement by Deltagen's Board of Directors or its Chief Executive Officer ("Consulting Services," collectively with Transition Services and Litigation Services, the "Services"). The Transition Services to be provided shall include, but not be limited to, meeting with Deltagen's executive staff as needed to discuss pending work and the on-going responsibilities of the Chief Executive Officer position. The Litigation Services shall include, but not be limited to: (i) affirmatively and appropriately assisting Deltagen and its counsel in the defense of any action brought against Deltagen or its affiliates; (ii) meeting with Deltagen's counsel as needed to discuss any pending litigation or claims; (iii) being available for depositions at his and Deltagen's convenience; and (iv) if necessary, testifying at trial. Matthews agrees to perform the Services with the standard of care, skill and diligence normally provided by a professional person in the performance of similar services.

               (b) Deltagen shall own all rights to any and all work products, patents, processes, copyrights, studies, flow charts, diagrams, devices, programs, source codes, inventions, original works of authorship, know-how, and other tangible or intangible material or data of any nature developed by Matthews or as a result of any of Matthews' Services. Any work product generated by Matthews hereunder shall be deemed a work made for hire. If any of such work product shall be deemed other than a work for hire, Matthews hereby assigns to Deltagen all rights, title and interest in and to such work product, Matthews agrees to execute and deliver such documents and instruments as Deltagen may deem necessary and appropriate to transfer to Deltagen any and all rights, title, and interest, including copyrights, Matthews has in any such work.

               (c) Matthews agrees that during the term of the Agreement, and for a period of twelve months immediately following the termination of the Agreement for any reason, Matthews shall not either directly or indirectly solicit, induce, recruit or encourage any of Deltagen's or its affiliates' employees or other consultants to terminate their relationship with Deltagen or its affiliates, or take away such employees or consultants, or attempt to solicit, induce, recruit, encourage or take away employees or consultants of Deltagen or its affiliates, either for himself or for any other person or entity. Moreover, during the term of this Agreement, and for a period of twelve months immediately following the termination of this Agreement, Matthews shall not become an employee or officer or director of (or provide consulting or advisory services to) any company, entity, venture or business that competes with Deltagen or its affiliates. For the purposes of this Agreement, a company shall be deemed to compete with Deltagen if a significant focus or purpose of its business is to provide mouse transgenics services to a third party in any form, including without limitation on a fee-for-service or collaborative basis. Further, for a period of twelve months following termination of this Agreement for any reason, Matthews shall not solicit any licensor to or customer of Deltagen or its affiliates or licensee of Deltagen's or its affiliates' products, in each case, that are known to Matthews, with respect to any business, products or services that are competitive to the products or services offered by Deltagen or its affiliates or under development as of the date of termination of the Agreement.

     2. Compensation. For Services performed by Matthews under this Agreement, during the term of this Agreement, Deltagen shall pay Matthews on a monthly basis (paid in arrears) at an annual rate of $[225,000]. In addition, Executive's stock options may continue to vest and be exercisable, pursuant to the option grant terms, while Executive provides consulting services to the Company pursuant to this Agreement.

     3. Expenses. Deltagen agrees to reimburse Matthews for all expenses reasonably incurred in the performance of the Services upon production of supporting receipts and documentation and where such expenses have been pre-authorized by Deltagen. Matthews shall invoice Deltagen on a monthly basis for any expenses reasonably incurred in the performance of the Services. Deltagen shall pay all invoices within forty-five (45) days after their receipt.

     4. Term Of Agreement. This Agreement shall become effective upon Matthews' Separation Date and will remain in effect until the first anniversary of the Separation Date provided, however, Matthews shall continue to be available to provide Litigation Services for any litigation against Deltagen or its affiliates that is (i) pending at the time of Matthews' termination of employment with Deltagen, or (ii) involves events and circumstances occurring during Matthews' employment with Deltagen regardless of when the litigation is initiated ("Consultancy Period"). This Agreement shall also terminate immediately upon Matthews' death or if Matthews revokes the release of claims described in Section 6(b) of the Transition

Agreement and Release and shall be terminable by Deltagen for "Disability" (which for purposes of this Agreement shall mean Matthews' inability to perform the Services) or upon Matthews' material breach of either this Agreement (including, without limitation, Matthews' refusal, or substantial failure, to perform the services contemplated by this Agreement) or the Transition Agreement and Release. Upon termination of this Agreement, Matthews shall be entitled to payment for unpaid amounts for Services completed, and for reimbursement for expenses incurred, during the Consultancy Period. Thereafter, Deltagen shall owe Matthews no further amounts or obligations under this Agreement.

     5. Notices. Any notice or other communication under this Agreement must be in writing and shall be effective upon delivery by hand, upon facsimile transmission to either party or three (3) business days after deposit in the United States mail, postage prepaid, certified or registered, and addressed to Deltagen or to Matthews at the corresponding address or fax number (if any) below. Matthews shall be obligated to notify Deltagen in writing of any change in his address. Notice of change of address shall be effective only when done in accordance with this Section 5.

Deltagen's Notice Address:

     740 Bay Road
     Redwood City, CA 94063
     Fax Number:  650-569-5280

Matthews' Notice Address:

     William Matthews, Ph.D.
     60 Summit Springs Road
     Woodside, CA 94062
     Fax Number:

     6.   Relationship Of The Parties.

               (a) Matthews enters into this Agreement as, and shall continue to be, an independent contractor throughout the Consultancy Period. In no circumstance shall Matthews look to Deltagen or its affiliates as Matthews' employer during the term of this Agreement. Except as may be otherwise stated in the Transition Agreement and Release, Matthews shall not be entitled to any benefits accorded to Deltagen's or its affiliates' employees, including workers' compensation, disability insurance, retirement plans, or vacation or sick pay. Matthews' exclusion from benefit programs maintained by Deltagen or its affiliates during the Consultancy Period is a material component of the terms of compensation negotiated by the Parties, and is not premised on Matthews' status as a non-employee with respect to Deltagen or its affiliates. To the extent that Matthews may become eligible for any benefit programs maintained by Deltagen or its affiliates (regardless of the timing of or reason for eligibility) during the Consultancy Period, Matthews hereby waives Matthews' right to participate in the programs. Matthews' waiver is not conditioned on any representation or assumption concerning Matthews' status under the common law test. Matthews also agrees that, consistent with Matthews' independent contractor status, Matthews will not apply for any government-sponsored benefits that are intended to apply to employees, including, but not limited to, unemployment benefits.

               (b) Matthews shall be responsible for providing, at Matthews' expense and in Matthews' name, to the extent applicable, disability, workers' compensation, or other insurance as well as licenses and permits usual or necessary for performing the Services. Matthews shall pay, when and as due, any and all taxes incurred as a result of Matthews' compensation, including estimated taxes and payroll taxes, and shall provide Deltagen with proof of payment as may be requested under Section 6(c) below.

               (c) Matthews and Deltagen shall provide to each other upon request any information reasonably necessary to determine their obligations under this Agreement, to fulfill the purposes of the Services, or to maintain accurate records.

     7.   Privileged and Confidential Information.

     (a) Matthews acknowledges and understands that, in assisting Deltagen with the defense of actions under this Agreement, the Parties intend the attorney client privilege and/or attorney-work product to apply to the fullest extent permitted by law ("Privileged Information"). Matthews agrees to hold all Privileged Information in confidence and shall not disclose any Privileged Information to any third-party except at the direction of Deltagen's counsel. Deltagen agrees to provide legal representation, at no cost to Matthews, for any assistance requested by Deltagen and provided by Matthews under this Agreement.

     (b) Matthews shall not publish, disclose, or otherwise divulge Confidential Information to any person, at any time during or after the term of this Agreement, without Deltagen's prior express written consent. For purposes of this Agreement, "Confidential Information" shall mean non-public, confidential or proprietary information belonging to Deltagen or its affiliates.

     The term "Confidential Information" does not include any information which
(i) at the time of disclosure or thereafter is generally available to the public (other than as a result of a disclosure by Matthews or her representatives in violation of this Agreement), (ii) was available to Matthews on a non-confidential basis from a source other than Deltagen, provided that such source is not bound by a confidentiality agreement that was applicable to the Confidential Information, or (iii) has been independently acquired or developed by Matthews without violating any of his obligations under this Agreement.

     In the event that Matthews becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or other similar legal process) to disclose any of the Confidential Information, Matthews shall give Deltagen prompt prior written notice of such requirement so that Deltagen may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Agreement. In the event that such protective order or other remedy is not obtained, or that Deltagen waives compliance with the terms hereof, Matthews agrees to provide only that limited portion of the Confidential Information that it is advised by written opinion of counsel is legally required and to exercise reasonable efforts to obtain assurance that confidential treatment will be accorded such Confidential Information.

     Matthews represents that his performance of all terms of this Agreement as a consultant of Deltagen has not breached and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Matthews in confidence or trust prior or subsequent to the commencement of the Agreement, and Matthews will not disclose to Deltagen or its affiliates, or induce Deltagen or its affiliates to use, any inventions, confidential or proprietary information or material belonging to any previous employer or any other party.

     The Parties agree that in the event of a breach of this Confidentiality provision, Deltagen shall be entitled to equitable relief, including injunction and specific performance, in addition to all other remedies available at law or equity.

     8. Arbitration; Attorney's Fees. To the fullest extent permitted by law, subject to Section 10(c) of the Transition and Release Agreement, all claims that Matthews may have against Deltagen, or which Deltagen may have against Matthews in any way related to the subject matter, interpretation, application, or alleged breach of this Agreement shall be resolved by arbitration as set forth in Section 10 of the Transition Agreement and Release. The provisions of
Section 12 of the Transition Agreement and Release shall apply to this Agreement as set forth in the Transition Agreement and Release.

     9. Integration. The parties understand and agree that this Agreement represents the entire Agreement as to the matters discussed in this Agreement, except as otherwise referenced in the Transition Agreement and Release. There has been no representation or promise made by Matthews or Deltagen on any subject discussed in this Agreement, except as expressly set forth in the Transition Agreement and Release. This Agreement shall supersede all prior or contemporaneous agreements and understandings among Matthews and Deltagen, whether written or oral, express or implied, with respect to any subject under this Agreement, except as has otherwise provided in the Transition Agreement and Release.

     10. Amendments; Waivers. This Agreement may not be amended except by an instrument in writing, signed by each of the Parties. No failure to exercise and no delay in exercising any right, remedy, or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under this Agreement preclude any other or further exercise thereof, or the exercise of any other right, remedy, or power provided herein or by law or in equity.

     11. Assignment; Successors and Assigns. Matthews agrees that he will not assign, sell, transfer, delegate, or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement. Any such purported assignment, transfer, or delegation prohibited hereunder shall be null and void. In the event of Matthews' death, payments due and arising hereunder shall be made to Matthews' estate, designee(s) or legal heirs and assigns. Matthews represents that he has not previously assigned or transferred any claims or rights released, or purported to be released, by him pursuant to this Agreement. Deltagen shall not assign or transfer its rights and obligations hereunder except to a successor to all or substantially all of the assets of Deltagen, whether by merger, consolidation, transfer of assets or otherwise so long as such successor assumes Deltagen's obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective heirs, successors, affiliates, attorneys, and permitted assigns. This Agreement shall not benefit any other person or entity except as specifically enumerated in this Agreement and their permitted heirs, successors, affiliates and assigns.

     12. Severability. If any provision of this Agreement, or its application to any person, place, or circumstance, is held by an arbitrator or a court of competent jurisdiction to be invalid, unenforceable, or void, such provision shall be enforced to the greatest extent permitted by law, and the remainder of this Agreement and such provision as applied to other persons, places, and circumstances shall remain in full force and effect.

     13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

     14. Interpretation. This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. By way of example and not in limitation, this Agreement shall not be construed in favor of the party receiving a benefit or against the party responsible for any particular language in this Agreement. Captions are used for reference purposes only and should be ignored in the interpretation of the Agreement.

     15. Representation by Counsel. The Parties acknowledge that (i) they have had the opportunity to consult counsel in regard to this Agreement; (ii) they have read and understand the Agreement and they are fully aware of its legal effect; and (iii) they are entering into this Agreement freely and voluntarily, and based on each party's own judgment and not on any representations or promises made by the other party, other than those contained in this Agreement and the Transition Agreement and Release.

     The Parties have duly executed this Agreement as of the date first written above.

DELTAGEN, INC.                          WILLIAM MATTHEWS, PH.D.



By: _________________________________   ________________________________________



Title: